Exhibit 8.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

February 20, 2025

Peakstone Realty Trust
1520 E. Grand Avenue
El Segundo, California 90245

Re:	Peakstone Realty Trust

Ladies and Gentlemen:

We have acted as special tax counsel to Peakstone Realty Trust, a Maryland real estate investment trust (the “Company”), and PKST OP, L.P., a Delaware limited partnership (the “Operating Partnership”), in connection with their filing on the date hereof with the Securities and Exchange Commission of a Post-Effective Amendment No. 1 to the registration statement on Form S-3 filed by the Company on August 8, 2023 (Registration No. 333-273803) (as amended, the “Registration Statement”), including a base prospectus dated February 20, 2025 (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration for issue and sale by the Company or the Operating Partnership, as applicable, of up to $500,000,000.00 aggregate offering amount of (i) shares of beneficial interest of the Company, which are designated as common shares at $0.001 par value per share (“Common Shares”), (ii) shares of one or more series of beneficial interests of the Company, which are designated as preferred shares at $0.001 par value per share (“Preferred Shares”), (iii) one or more series of the Company’s debt securities (the “Company Debt Securities”) to be issued under an indenture to be entered into between the Company, as issuer, and U.S. Bank Trust Company, National Association, as trustee (a form of which is included as Exhibit 4.4 to the Registration Statement), and one or more board resolutions, supplements thereto or officer’s certificates thereunder (such indenture, together with the applicable board resolution, supplement or officer’s certificate pertaining to the applicable series of Company Debt Securities, the “Company Indenture”), (iv) depositary shares of the Company (“Depositary Shares”), (v) warrants to purchase Common Shares, Preferred Shares or Depositary Shares (“Warrants”), (vi) units consisting of two or more constituent securities of the Company (“Units”), (vii) purchase contracts (“Purchase Contracts”), (viii) one or more series of the Operating Partnership’s debt securities (the “OP Debt Securities”) to be issued under an indenture to be entered into between the Operating Partnership, as issuer, the Company, as guarantor, and U.S. Bank Trust Company, National Association, as trustee (a form of which is included as Exhibit 4.3 to the Registration Statement), and one or more board resolutions, supplements thereto or officer’s certificates thereunder (such indenture, together with the applicable board resolution, supplement or officer’s certificate pertaining to the applicable series of OP Debt Securities, the “OP Indenture”), and (ix) guarantees of the OP Debt Securities (the “Guarantees”) pursuant to the OP Indenture. This opinion letter is furnished to you in connection with the requirements of Item 601(b)(8) of Regulation S-K under the Act. This opinion letter addresses the qualification of the Company as a real estate investment trust (a “REIT”) under Section 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”).

February 20, 2025

Bases for Opinions

The opinions set forth in this letter are based on relevant current provisions of the Code, the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Terms or phrases that are not capitalized but appear in quotation marks are used herein as they are used for U.S. federal income tax purposes in the Code, Treasury Regulations, and administrative guidance and rulings.

In rendering these opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinions, including, but not limited to (1) Registration Statement, (2) the Base Prospectus, (3) the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, (4) the discussion under the caption “Material United States Federal Income Tax Considerations” contained in the Registration Statement (the “Tax Disclosure”), and (5) originals or copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion (those documents referred to in clauses (1) through (5), the “Reviewed Documents”).

The opinions set forth in this letter are premised on, among other things, written representations of the Company with respect to the Company and its subsidiaries contained in a letter to us executed by an officer of the Company and dated as of the date hereof (the “Company Management Representation Letter”). Although we have discussed the Company Management Representation Letter with the signatories thereof for purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Company Management Representation Letter. We consequently have relied upon the representations and statements of the signatories of the Company Management Representation Letter and in the Reviewed Documents and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not aware of any facts inconsistent with the statements in the Company Management Representation Letter.

February 20, 2025

In this regard, we have assumed with your consent the following:

(1)
that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents and the Company Management Representation Letter are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Company Management Representation Letter made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

(2)
the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made; and

(3)	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Company Management Representation Letter) may adversely affect the conclusions stated herein.

Opinions

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the paragraphs below, we are of the opinion that:

(1)
the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for the taxable year ended December 31, 2021 through the taxable year ended December 31, 2024, and the Company’s current organization and current and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2025 and future taxable years; and

(2)	the statements in the Tax Disclosure that describe applicable U.S. federal income tax law are correct in all material respects as of the date thereof.

In order to qualify as a REIT, 75% of the Company’s total assets must be comprised of “real estate assets” (as that term is used for purposes of Section 856(c) of the Code) and limited other assets specified in the Code as of the close of each calendar quarter of each taxable year of the Company, and at least 75% of the Company’s gross income for any taxable year for which it seeks to qualify as a REIT must be derived from certain specified “real estate” sources, including interest on mortgage loans. The Company’s ability to comply with this requirement is entirely dependent on the Company acquiring and owning (for U.S. federal income tax purposes) on the relevant dates “real estate assets” with an aggregate value equal to, or in excess of, 75% of its “total assets” and owning throughout the relevant taxable year assets that will produce sufficient “real estate” gross income to satisfy the 75% gross income test. The value of the assets that the Company will own at the end of any future calendar quarter cannot be known with certainty as of the date hereof. Similarly, the gross income that the Company’s assets will produce for the current taxable year (or future taxable years), and the nature of that income, cannot be known with certainty as of the date hereof. We have not reviewed any assets that will be owned by the Company at the close of any future calendar quarter, nor have we reviewed any sources of the Company’s gross income for the current taxable year or any future taxable year. Accordingly, the accuracy of our opinion as to the current taxable year and future taxable years is entirely dependent on the Company’s representations contained in the Company Management Representation Letter regarding the anticipated value and composition of its assets that it will own, and the nature of its income derived therefrom for those periods.

February 20, 2025

The Company’s qualification and taxation as a REIT under the Code depends upon the ability of the Company to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of stock ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company and under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinions set forth above do not foreclose the possibility that the Company may have to utilize one or more of these “savings provisions” in the future with respect to past, the current, or future years, which could require the Company to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification. We have not undertaken to review the Company’s compliance with these requirements on a continuing basis, nor will we do so in the future. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other federal, state, local or foreign legal or tax issues.

This opinion letter has been prepared solely for your use for filing as an exhibit to the Registration Statement. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinion letter after the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Hogan Lovells US LLP under the heading “Legal Matters” contained in the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended. We further consent to the incorporation by reference of this letter and consent into any registration statement or post-effective amendment to the Registration Statement filed pursuant to Rule 462(b) under the Act with respect to the Securities.

Very truly yours,

/s/ Hogan Lovells US LLP
HOGAN LOVELLS US LLP